Exhibit 4.5

[FORM OF SUBORDINATED FLOATING RATE DISCOVER FINANCIAL SERVICES INTERNOTE]

Subordinated Floating Rate Discover Financial Services InterNote

REGISTERED	REGISTERED
No.	[	][1]
CUSIP:

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this registered global note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

THESE NOTES ARE NOT A DEPOSIT AND ARE NOT INSURED OR PROTECTED BY THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

[1]	Insert Principal Amount.

DISCOVER FINANCIAL SERVICES

SUBORDINATED FLOATING RATE DISCOVER FINANCIAL SERVICES INTERNOTE

ORIGINAL ISSUE DATE:	INITIAL INTEREST DATE:	SPREAD (PLUS OR MINUS):	INITIAL REDEMPTION DATE:[1]

MATURITY DATE:	INTEREST ACCRUAL DATE:	ALTERNATE RATE EVENT SPREAD:	INITIAL REDEMPTION PERCENTAGE:

SPECIFIED (FACE AMOUNT) CURRENCY:[3,4]	MAXIMUM INTEREST RATE:	SPREAD MULTIPLIER:	YIELD TO MATURITY:

INTEREST RATE BASIS:	MINIMUM INTEREST RATE:	INTEREST PAYMENT PERIOD:	AMOUNT OF OID:

APPLICABILITY OF ANNUAL REDEMPTION	INDEX MATURITY:	INTEREST RESET PERIOD:	ISSUE PRICE (expressed as a percentage aggregate principal amount): [100]%

PERCENTAGE INCREASE:	OPTION ELECTION DATES:[2]	INTEREST RESET DATES:

If yes, state each redemption date and redemption price:	OPTIONAL PAYMENT CURRENCY:[2]	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION OR REDEMPTION:

APPLICABILITY OF ANNUAL REDEMPTION REDUCTION	DESIGNATED EXCHANGE RATE:[2]	If yes, state Issue Price:

If yes, state Annual Percentage Reduction:	NOTES ALSO REPRESENTED BY DTC GLOBAL NOTE: ☐ Yes[5] ☐ No	INDEXED CURRENCY:[3]

Calculation Agent:		CURRENCY BASE[3] RATE:

IF INTEREST RATE BASIS IS LIBOR:

DESIGNATED LIBOR PAGE:
☐ Reuters Page:
☐ Telerate Page:

INTEREST CALCULATION:		DAY COUNT CONVENTION
☐ Regular Floating Rate Note		☐ Actual/360 for the period
☐ Floating Rate/Fixed Rate		from to
Fixed Rate Commencement Date:		☐ Actual/Actual to the period
Fixed Interest Rate:		from to
☐ Inverse Floating Rate Note		☐ Other: (Specify)
Fixed Interest Rate:

ADDENDUM ATTACHED:

1	If applicable, must be a date that is at least five years after the Original Issue Date.
2	Insert Optional Payment Amount if the Note has a dual-currency feature.
3	If Note has dual currency feature.
4	If Note has index feature.
5	If Notes of the same Tranche are also to be represented by a global note (a “DTC Global Note”) registered in the name of a nominee for The Depository Trust Company.

☐ Yes

☐ No

OTHER PROVISIONS:

Discover Financial Services, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of                     on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from the Original Issue Date specified above at a rate per annum equal to the Initial Interest Rate specified above until the first Interest Reset Date next succeeding the Original Issue Date specified above, and thereafter at a rate per annum determined in accordance with the provisions specified on the reverse hereof until the principal hereof is paid or duly made available for payment (except as provided below). The Issuer will pay interest in arrears monthly, quarterly, semiannually, or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date (or any redemption date); provided, however, that if the Original Issue Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Original Issue Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date; and provided, further, that if an Interest Payment Date (other than maturity) would fall on a day that is not a Business Day (this and certain other capitalized terms used herein are defined on the reverse of this Note), such Interest Payment Date shall be the following day that is a Business Day, except that if the Interest Rate Basis specified above is LIBOR and such next Business Day falls in the next calendar month, the Interest Payment Date shall be the immediately preceding day that is a Business Day.

Payment of the principal of this Note, any premium and the interest due at the Maturity Date (or any redemption date) will be made in immediately available funds upon surrender of this Note at the office or agency of such paying agent as the Issuer may determine maintained for that purpose in the Borough of Manhattan, The City of New York (a “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer), or at the office or agency of such other Paying Agent as the Issuer may determine.

Interest on this Note will accrue initially from the Original Issue Date and thereafter will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for and such interest thereafter will accrue until the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Note) is registered at the fifteenth calendar day immediately preceding such interest payment date (whether or not a business day) (each such date a “Record Date”); provided, however, that interest payable on the Maturity Date (or any redemption date) will be payable to the person to whom the principal hereof shall be payable.

Payment of the principal of and premium, if any, and interest on this Note will be made in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; provided, however, that payments of interest, other than interest due at maturity (or any redemption date) will be made by United States dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee, as defined on the reverse hereof, by manual signature, this Note shall not be entitled to any benefit under the Subordinated Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED:	DISCOVER FINANCIAL SERVICES

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Subordinated Indenture.

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Authorized Officer

FORM OF REVERSE OF NOTE

This Note is one of a duly authorized issue of Discover Financial Services InterNotes, having maturities from nine months or more from the date of issue (the “Notes”) of the Issuer. The Notes are issuable under a Subordinated Indenture, dated as of September 8, 2015 between the Issuer and U.S. Bank National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Subordinated Indenture) (as may be amended or supplemented from time to time, the “Subordinated Indenture”), to which Subordinated Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and the holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed U.S. Bank National Association, at its corporate trust office in The City of New York, as the Paying Agent with respect to the Notes. The Issuer has appointed U.S. Bank National Association, at its corporate trust office in The City of New York, as the calculation agent (the “Calculation Agent”) with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Subordinated Indenture. To the extent not inconsistent herewith, the terms of the Subordinated Indenture are hereby incorporated by reference herein.

This Note will not be subject to any sinking fund and will not be redeemable or subject to repayment at the option of the holder prior to maturity, except as provided below. This Note will not be redeemable or subject to repayment without the requisite prior approvals, if any, from applicable regulators. To the extent then required under applicable laws or regulations, including capital regulations, before or immediately after redeeming any Notes, the Issuer must either replace any amount redeemed with an equivalent amount of an instrument that meets the criteria for Tier 2 capital or demonstrate to the satisfaction of the applicable regulators that following the redemption, the Issuer will continue to hold an amount of capital that is commensurate with its risk.

This Note may be redeemed at the option of the Issuer on any date on and after the Initial Redemption Date, if any, specified above (the “Redemption Date”). Unless otherwise specified on the face hereof, if no Initial Redemption Date is set forth above, this Note may not be redeemed at the option of the Issuer prior to the Maturity Date. On and after the Initial Redemption Date, if any, this Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 (provided that any remaining principal hereof shall be at least $1,000) at the option of the Issuer at the applicable Redemption Percentage set forth above together with interest thereon payable to the Redemption Date, on notice given to the holder of this Note not more than 30 nor less than 10 days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof shall be issued in the name of the holder of this Note upon the surrender hereof. This Note is not subject to repayment at the option of the holder prior to the Redemption Date.

This Note will bear interest at the rate determined as follows:

1.

If this Note is designated as a Regular Floating Rate Note on the face hereof, then, except as described below, this Note shall bear interest at the rate determined by reference to the applicable Interest Rate Basis shown on the face hereof (i) plus or minus the applicable

Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate, and (ii) unless otherwise specified on the face hereof, the interest rate in effect hereon for the ten calendar days immediately prior to a Maturity Date or redemption shall be that in effect on the tenth calendar day preceding such date.

2.	If this Note is designated as a Floating Rate/Fixed Rate Note on the face hereof, then, except as described below, this Note shall initially bear interest at the rate determined by reference to the applicable Interest Rate Basis shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate; (ii) unless otherwise specified on the face hereof, the interest rate in effect hereon for the ten calendar days immediately prior to the Fixed Rate Commencement Date shall be that in effect on the tenth calendar day preceding the Fixed Rate Commencement Date; and (iii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such a rate is specified on the face hereof, or if no such Fixed Interest Rate is so specified, the interest rate in effect hereon on the day immediately preceding the Fixed Rate Commencement Date.

3.	If this Note is designated as an Inverse Floating Rate Note on the face hereof, then, except as described below, this Note will bear interest equal to the Fixed Interest Rate indicated on the face hereof minus the rate determined by reference to the applicable Interest Rate Basis shown on the face hereof (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any, specified and applied in the manner described on the face hereof; provided, however, that the interest rate hereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on this Note is payable shall be reset as of each Interest Rate Reset Date specified on the face hereof; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate, and (ii) unless otherwise specified on the face hereof, the interest rate in effect hereon for the ten calendar days immediately prior to a Maturity Date or redemption date shall be that in effect on the tenth calendar day preceding such date.

4.	Notwithstanding the foregoing, if this Note is designated on the face hereof as having an Addendum attached, the Note shall bear interest in accordance with the terms described in such Addendum.

Except as provided above, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined on the Interest Determination Date immediately preceding the next preceding Interest Reset Date. Each Interest Rate Basis shall be the rate determined in accordance with the applicable provision below. If any Interest Reset Date (which term includes the term Initial Interest Reset Date unless the context otherwise requires) would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if an Interest Rate Basis specified on the face hereof is LIBOR and such next Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the Federal Funds Rate or Prime Rate will be the Business Day immediately preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to LIBOR shall be the second London Banking Day preceding such Interest Reset Date unless the Index Currency is (i) pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date or (ii) Euro, in which case the Interest Determination Date will be the second Target Settlement Date (as defined below) preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the Treasury Rate shall be the day of the week in which such Interest Reset Date falls on which Treasury bills normally would be auctioned; provided, however, that if an auction is held on the Friday of the week preceding such Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following the date of such auction. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to two or more base rates shall be the most recent Business Day that is at least two Business Days prior to the applicable Interest Reset Date for the Floating Rate Note on which each applicable base rate is determinable.

The “Calculation Date” pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date or redemption date, as the case may be.

Determination of Federal Funds Rate. If the Interest Rate Basis specified on the face hereof is the Federal Funds Rate, the Federal Funds Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate on that date for federal funds, as published in H.15(519) prior to 11:00 A.M., New York City time, on the Calculation Date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters, or any successor service, on Reuters Screen FEDFUNDS1 Page or any other page that may replace the specified page on that service (“Reuters Page FEDFUNDS1”).

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date or does not appear on Reuters Page FEDFUNDS1, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•	If the rate described above does not appear on the Reuters Page FEDFUNDS1 or is not published in H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds quoted, as of 9:00 A.M., New York City time, on the business day following such interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation Agent (after consultation with the Issuer).

•	If the brokers selected by the Calculation Agent are quoting as described above, the Federal Funds Rate for that Interest Determination Date will be the same rate used in the prior Interest Reset Period.

Determination of LIBOR. If the Interest Rate Basis specified on the face hereof is LIBOR, LIBOR with respect to this Note for any Interest Determination Date will be the average of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable pricing supplement commencing on the related interest reset date, as the rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two offered rates appear on the designated LIBOR Reuters page, except that, if the designated LIBOR Reuters Page by its terms only provides for a single rate, that single rate will be used.

If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the Calculation Agent will determine LIBOR as follows:

•	The Issuer will select four major banks in the London interbank market, which may include our affiliates or affiliates of the agents. On the Interest Determination Date, those four banks will be requested to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, the Issuer will select three major banks in New York City, which may include the Issuer’s affiliates or affiliates of the agents. On the interest determination date, those three banks will be requested to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to leading European banks at approximately 11:00 A.M., New York City time. The Calculation Agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the Issuer are quoting rates, LIBOR for that Interest Reset Period will remain LIBOR then in effect on that Interest Determination Date.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on Reuters Screen LIBOR01 Page (or any other page as may replace such page on that service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars).

Determination of Prime Rate. If the Interest Rate Basis specified on the face hereof is the Prime Rate, the Prime Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the Prime Rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the Prime Rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•	If the rate described above is not published in H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank that appears on the Reuters screen USPRIME1, as defined below, as that bank’s prime rate or base lending rate as in effect on that interest determination date.

•	If fewer than four rates appear on the Reuters screen USPRIME1, the Prime Rate will be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent (after consultation with the Issuer).

•	If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent (after consultation with the Issuer).

•	If the banks selected by the Calculation Agent are not quoting as described above, the prime rate for the Interest Determination Date will be the same as the rate used for the prior Interest Reset Period.

“Reuters screen USPRIME1” means the display designated as page “USPRIME1” on the Reuters Money 3000 Xtra (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Determination of Treasury Rate. If the Interest Rate Basis specified on the face hereof is “Treasury Rate,” the Treasury Rate with respect to this Note shall be: the rate from the most recent auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified on the face hereof, as it appears under the caption “INVEST RATE” in either Reuters Screen USAUCTION10 Page or Reuters Screen USAUCTION11 Page, or such other page that may replace that page on that service or a successor service.

If the rate cannot be determined as described above, the Treasury Rate will be determined as follows:

(1) If by 3:00 P.M., New York City time, on the related Calculation Date, Treasury bills of the Index Maturity described on the face hereof have been auctioned on an Interest Determination Date during that Interest Reset Period, but the rate for such Interest Determination Date does not appear under the caption “INVEST RATE” as described above, the Treasury Rate will be the auction average rate for such Treasury bills (expressed as a bond equivalent, on the basis of a year of 365 or 366 days as applicable, and applied on a daily basis) for such auction as otherwise announced by the U.S. Department of the Treasury.

(2) If the results of the auction of Treasury bills are not so published by 3:00 p.m., New York City time, on the Interest Determination Date, or if no such auction is held in the five business days preceding such Interest Determination Date, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date of such Treasury bills having the specified Index Maturity as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/(secondary market).”

(3) If such rate is not so published in H.15(519) by 3:00 p.m., New York City time, on the related Interest Determination Date, the rate on such Interest Determination Date of such Treasury bills will be as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/(secondary market).”

(4) If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified index maturity.

(5) If fewer than three dealers are providing quotes, the Treasury Rate for that Interest Determination Date will be the same as the rate used in the prior Interest Reset Period.

The “Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D x N 360 - (D x M)

where “D” refers to the applicable per annum rate for the security, quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States Federal law of general application.

At the request of the holder hereof, the Calculation Agent will provide to the holder hereof the interest rate hereon then in effect and, if determined, the interest rate that will become effective as of the next Interest Reset Date.

Interest payments on this Note will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid) to but excluding the related Interest Payment Date; provided, however, that if the Interest Reset Period with respect to this Note is daily or weekly, each interest payment will include interest accrued from and including the date of issue or from but excluding the last Regular Record Date to which interest has been paid, as the case may be, through and including the Regular Record Date next preceding the applicable Interest Payment Date, unless otherwise specified on the face hereof; and provided, further, that the interest payment with respect to this Note made on the Maturity Date will include interest accrued to but excluding the Maturity Date (or earlier redemption date). Unless otherwise indicated on the face of this Note, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

Accrued interest hereon shall be calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last day to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. Unless otherwise specified on the face hereof, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if the Interest Rate Basis specified on the face hereof is the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if the Interest Rate Basis specified on the face hereof is the Treasury Rate. If the Interest Rate Basis specified on the face hereof is LIBOR and the currency specified on the face hereof is Euro, the face of this Note may indicate that the interest factor for each such day will be computed by dividing the rate applicable to such day by the actual number of days in the year.

All percentages resulting from any calculation will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.9876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

In the case where the Maturity Date (or any redemption date) does not fall on a Business Day, payment of premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date (or any redemption date), and no interest shall accrue for the period from and after the Maturity Date (or any redemption date) to such next succeeding Business Day.

This Note is unsecured and will be subordinated and junior in right of payment to all of the Issuer’s Senior Indebtedness (as defined in the Subordinated Indenture) and other obligations that are not subordinated to the Issuer’s Senior Indebtedness.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof, unless otherwise indicated on the face thereof.

The Trustee has been appointed registrar for the Notes, and the Trustee will maintain at its office in The City of New York a register for the registration and transfer of Notes. This Note may be transferred at the aforesaid office of the Trustee by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Trustee shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions for an equal aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Trustee will not be required to register the transfer of or exchange any Note that has been called for redemption in whole or in part, or as to which the holder thereof has elected to cause such Note to be repaid in whole or in part, except the unredeemed or unpaid portion of Notes being redeemed or repaid in part, or to register the transfer of or exchange Notes to the extent and during the period so provided in the Subordinated Indenture with respect to the redemption of Notes. Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute, and upon the written request of any officer of the Issuer, the Trustee shall authenticate a new Note of like tenor in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Subordinated Indenture provides that if an Event of Default (as defined in the Subordinated Indenture) applicable to the debt securities of any series (unless otherwise specified with respect to such series of debt securities in the supplemental indenture, board resolution or other instrument authorizing such series of debt securities) shall have occurred and be continuing, the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal or premium, if any, or interest on such debt securities) by the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding.

The Subordinated Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Securities of any series issued under the Subordinated Indenture then outstanding and affected, to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of such series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding Security affected thereby, (a) extend the final maturity of any such Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify the provisions of the Subordinated Indenture relating to subordination of the Securities in a manner adverse to the holders of such Securities, or impair or affect the rights of any holder to institute suit for the payment thereof or, if the Security provides therefore, any right of repayment at the option of the security holder, or (b) reduce the aforesaid percentage in principal amount of Securities the consent of the holders of which is required for any such supplemental indenture; provided, however, that neither this Note nor the Subordinated Indenture may be amended to directly or indirectly modify the definition of “Event of Default” or eliminate the subordination provisions hereof or thereof in any manner which might terminate or impair the subordination of the Securities of any series to any Senior Indebtedness, or adversely affect the rights of any holder of Senior Indebtedness, without the prior written consent of the holders of such Senior Indebtedness.

All determinations referred to above made by the Issuer or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

Except as described below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Subordinated Indenture.

If (i) The Depository Trust Company (“DTC”), as depositary for the Notes, notifies the Issuer that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation or (ii) subject to the procedures of DTC, the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for individual Notes and delivers a written notice to such effect to the Trustee, then, upon surrender by DTC of the Global Note, Notes in certificated form will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Principal of, premium, if any, and interest on this Note will be payable, and this Note may be exchanged or transferred, at the office or agency maintained by the Issuer for such purpose (which initially will be the corporate trust office of the Trustee). Payment of principal of, premium, if any, and interest on Notes in global form will be made in immediately available funds to DTC’s nominee as the registered holder of such Global Notes. If this Note is no longer represented by a Global Note, payment of interest on the Notes in certificated form may, at the Issuer’s option, be made by check mailed directly to holders at their registered addresses.

So long as the Notes are represented by one or more Global Notes, transfers of beneficial interests in such global Notes will be effected under DTC’s procedures and will be settled in same-day funds. If the Notes are no longer represented by global Notes, a holder may transfer or exchange Notes in certificated form at the same location given in the preceding paragraph. The Issuer is not required to transfer or exchange any Note selected for redemption or for a period of 15 days before a selection of Notes to be redeemed.

The Issuer will not be required to (a) register the transfer of or exchange Notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or (b) register the transfer of or exchange any registered Note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered Note being redeemed in part.

No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of Notes.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for the payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Subordinated Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein and in the Subordinated Indenture prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

The Issuer or any agent of the Issuer, the Registrar or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Registrar, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on, this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Subordinated Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuer hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

As used herein:

(a)	the term “Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed; provided further, that, with respect to LIBOR notes (other than those denominated in Euro), such day is also a London Banking Day.

(b)	the term “London Banking Day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

(c)	the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

(d)	all other terms used in this Note which are defined in the Subordinated Indenture and not otherwise defined herein shall have the meanings assigned to them in the Subordinated Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common
TEN ENT—as tenants in the entireties
JT TEN—as joint tenants with right of ownership and not as tenants in common

UNIF GIFT MIN ACT — Custodian
(Minor) (Cust)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.